Exhibit 10.2

Confidential Materials Omitted and Filed Separately with the Securities and Exchange Commission Pursuant to a Request for Confidential Treatment under Rule 406 under the Securities Act of 1933, as amended. Confidential Portions are marked: [***]

Execution Version

ASSET PURCHASE AGREEMENT

dated as of

August 1, 2014

among

ANI PHARMACEUTICALS, INC.

and

SHIRE VIROPHARMA INCORPORATED

Confidential Materials Omitted and Filed Separately with the Securities and Exchange Commission Pursuant to a Request for Confidential Treatment under Rule 406 under the Securities Act of 1933, as amended. Confidential Portions are marked: [***]

Confidential Materials Omitted and Filed Separately with the Securities and Exchange Commission Pursuant to a Request for Confidential Treatment under Rule 406 under the Securities Act of 1933, as amended. Confidential Portions are marked: [***]

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Confidential Materials Omitted and Filed Separately with the Securities and Exchange Commission Pursuant to a Request for Confidential Treatment under Rule 406 under the Securities Act of 1933, as amended. Confidential Portions are marked: [***]

EXHIBIT A: Form of Assignment and Assumption Agreement
EXHIBIT B: Form of Safety Data Transitional Agreement
EXHIBIT C: Form of Transfer Letter
EXHIBIT D: Form of Press Release

iii

Confidential Materials Omitted and Filed Separately with the Securities and Exchange Commission Pursuant to a Request for Confidential Treatment under Rule 406 under the Securities Act of 1933, as amended. Confidential Portions are marked: [***]

ASSET PURCHASE AGREEMENT

ASSET PURCHASE AGREEMENT (this “Agreement”) dated as of August 1, 2014 between ANI Pharmaceuticals, Inc., a Delaware corporation (“Buyer”), and Shire ViroPharma Incorporated, a Delaware corporation (the “Seller”).

WITNESSETH:

WHEREAS, Seller and its Subsidiaries hold the rights to manufacture, market, sell and distribute Vancocin® (the “Product”), an antibiotic containing vancomycin hydrochloride as the only active ingredient, for use in the treatment of both enterocolitis caused by Staphylococcus aureus (including methicillin-resistant strains) and Clostridium difficile-associated diarrhea or CDAD, in the oral capsule formulation in the Territory (the “Business”), as well as certain inactive Product Approvals (as defined below); and

WHEREAS, Buyer desires to purchase the Purchased Assets (as hereinafter defined) from Seller and assume the Assumed Liabilities (as hereinafter defined), and Seller desires to sell the Purchased Assets to Buyer, upon the terms and subject to the conditions hereinafter set forth.

NOW, THEREFORE, the parties hereto agree as follows:

Article 1
Definitions

Section 1.01. Definitions. (a) As used herein, the following terms have the following meanings:

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such other Person. For purposes of this definition, “control” when used with respect to any Person means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings.

“Applicable Law” means, with respect to any Person, any federal, state or local law (statutory, common or otherwise), rule, regulation, order, injunction, judgment, decree or ruling enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.

Confidential Materials Omitted and Filed Separately with the Securities and Exchange Commission Pursuant to a Request for Confidential Treatment under Rule 406 under the Securities Act of 1933, as amended. Confidential Portions are marked: [***]

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Applicable Law to close.

“Cardinal Health” has the meaning given to such term in the Exclusive Distribution Agreement included in the Excluded Contracts, dated as of January 14, 2005, between Seller and Cardinal Health PTS, LLC.

“Closing Date” means the date of the Closing.

“CMS” means Centers for Medicare & Medicaid Services.

“Excluded Contracts” means the Contracts set forth in Section 1.01(a)(1) of the Seller Disclosure Schedule.

“FDA Act” means the Food, Drug and Cosmetics Act of 1938.

“Distributor” means each of Cardinal Health, AmerisourceBergen Drug Corporation and McKesson Corporation.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any transnational, domestic or foreign federal, state or local, governmental or regulatory authority, department, court, agency or official, including any political subdivision thereof.

“Intellectual Property Rights” means all: (i) trademarks, service marks, trade names, corporate names, logos, trade dress, slogans, Internet domain names and world wide web addresses, and all other source, origin or business identifiers, and all applications, registrations and renewals for, and goodwill associated with and symbolized by, any of the foregoing, whether registered or common law (collectively, “Marks”), (ii) patent disclosures, patent applications (filed and unfiled) and issued patents, and all registrations, continuations, continuations-in-part, divisionals, re-examinations, renewals, extensions, reissues and counterparts thereof, (iii) Trade Secrets, Know-How and other proprietary business information, (iv) works of authorship (whether or not copyrightable), moral rights, copyrights and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof, and (v) rights of publicity and privacy.

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Confidential Materials Omitted and Filed Separately with the Securities and Exchange Commission Pursuant to a Request for Confidential Treatment under Rule 406 under the Securities Act of 1933, as amended. Confidential Portions are marked: [***]

“Know-How” means all proprietary methods, processes, techniques, compositions, information, data, results of tests, studies, statistical and other analyses and expertise, whether patented or unpatented, including pharmacology, toxicology, drug stability, manufacturing and formulation methodologies and techniques, clinical and non-clinical safety and efficacy studies, marketing studies and absorption, excretion and metabolism studies, quality control and quality assurance processes, and shall include all tangible manifestations thereof.

“knowledge of Seller,” “Seller’s knowledge” or any other similar knowledge qualification in this Agreement means to the actual knowledge as of the date hereof of the individuals specified in Section 1.01(a)(2) of the Seller Disclosure Schedule.

“Liability” means any debt, liability or obligation (whether direct or indirect, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, known or unknown, or due or to become due), including any liability for Taxes, and including all costs and expenses relating thereto.

“Lien” means, with respect to any property or asset, any mortgage, lien, assessment, claim, title defect, pledge, charge, security interest or encumbrance in respect of such property or asset.

“NDC” means National Drug Code.

“NonFAMP Eligible Transactions” means those transactions relating to the Product that are used to calculate the Non-Federal Average Manufacturer Price as defined by Veteran’s Health Care Act of 1992.

“Packaging Materials” collectively means and includes any prescription information (including labeling and package inserts, indications and safety instructions), packaging (including any boxes or other containers) and similar materials relating to the packaging of the Product.

“Permitted Liens” means (i) Liens for Taxes, assessments or governmental charges or levies not yet due and payable, delinquent but payable without penalty or that are being contested in good faith and for which adequate reserves have been established in accordance with GAAP, (ii) Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens and other similar Liens arising or incurred in the ordinary course of business which secure payment of Liabilities not more than 30 days past due or which are being contested in good faith, (iii) any restrictions, limitations or conditions contained in the Contracts that are not the result of a breach thereof by Seller or any of its Affiliates, and (iv) the rights, if any, of third parties, appearing in product advertisements for the Product.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority.

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Confidential Materials Omitted and Filed Separately with the Securities and Exchange Commission Pursuant to a Request for Confidential Treatment under Rule 406 under the Securities Act of 1933, as amended. Confidential Portions are marked: [***]

“Pre-Closing Tax Period” means (i) any Tax period ending on or before the Closing Date and (ii) with respect to a Tax period that commences before but ends after the Closing Date, the portion of such period up to and including the Closing Date.

“Product Approvals” means with respect to the Product, the applicable New Drug Application and Abbreviated New Drug Applications set forth opposite the applicable Product formulation in Section 2.01(e) of the Seller Disclosure Schedule.

“Seller Disclosure Schedule” means the disclosure letter delivered by Seller to Buyer in connection with the execution and delivery of this Agreement.

“Subsidiary” means, with respect to any Person, any entity of which (i) securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions or (ii) 50% or more of the equity interests are at the time directly or indirectly owned by such Person.

“Tax” means any tax or other like assessment or charge of any kind whatsoever imposed by any Governmental Authority responsible for the imposition of any such tax (a “Taxing Authority”), together with any interest, penalty, addition to tax or additional amount, and any liability for any of the foregoing as a transferee or successor.

“Territory” means the United States and its territories.

“Trade Secrets” means Know-How that (i) derives economic value, actual or potential, as a result of being kept confidential, and not being readily ascertainable by third parties using proper means, and (ii) is the subject of efforts by its holder that are reasonable under the circumstances to maintain its confidentiality.

“Transaction Documents” means (i) this Agreement, (ii) the Assignment and Assumption Agreement, (iii) the assignment agreement transferring any Marks in accordance with Section 2.07(b)(i) and (iv) the Safety Data Transitional Agreement.

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Confidential Materials Omitted and Filed Separately with the Securities and Exchange Commission Pursuant to a Request for Confidential Treatment under Rule 406 under the Securities Act of 1933, as amended. Confidential Portions are marked: [***]

(b)          Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Agreed Allocation	2.08
Agreement	Preamble
AMP	3.11
Apportioned Obligations	6.02
Assignment and Assumption Agreement	2.07
Assumed Liabilities	2.03
Business	Recitals
Buyer	Preamble
Buyer Fundamental Representations	7.01
Buyer Material Adverse Effect	4.01
Cap	7.02
Closing	2.07
Competing Business	5.11
Confidentiality Agreement	5.05
Contracts	2.01
Damages	7.02
Deductible	7.02
Excluded Assets	2.02
Excluded Liabilities	2.04
Existing Inventory	5.10(a)
Indemnified Party	7.03
Indemnifying Party	7.03
Marks	1.01
Post-Closing Tax Period	6.02
Potential Contributor	7.06
Product	Recitals
Product Inventory and Supplies	2.01
Purchase Price	2.06
Purchased Assets	2.01
Safety Data Transitional Agreement	2.07
Seller	Preamble
Seller Fundamental Representations	7.01
Seller Marks	5.03(a)
Shipped Products	2.04
Taxing Authority	1.01
Third Party Claim	7.03
Transfer Letter	2.07(d)
Transfer Taxes	6.02
Transferred Intellectual Property Rights	2.01
Transferred Product Registrations	2.01(e)
Transition Period	5.10(a)
Warranty Breach	7.02

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Confidential Materials Omitted and Filed Separately with the Securities and Exchange Commission Pursuant to a Request for Confidential Treatment under Rule 406 under the Securities Act of 1933, as amended. Confidential Portions are marked: [***]

Section 1.02. Other Definitional and Interpretative Provisions. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute, rule or regulation shall be deemed to refer to such statute, rule or regulation as amended or supplemented from time to time, including through the promulgation of applicable rules or regulations. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to one gender include all genders.

Article 2
Purchase and Sale

Section 2.01. Purchase and Sale. Except as otherwise provided below, upon the terms and subject to the conditions set forth in this Agreement, Buyer agrees to purchase from Seller, and Seller agrees to sell, convey, transfer, assign and deliver, or cause to be sold, conveyed, transferred, assigned and delivered, to Buyer at the Closing, free and clear of all Liens, other than Permitted Liens, all of Seller’s and each of its Subsidiaries’ right, title and interest in, to and under the following assets, as the same shall exist on the Closing Date (collectively, the “Purchased Assets”):

(a)          all Intellectual Property Rights that are owned by the Seller or any of its Subsidiaries and are exclusively used or held for use in the formulation, manufacture, packaging, promotion, distribution, marketing, and sale of the Product in the Territory, including those listed in Section 2.01(a) of the Seller Disclosure Schedule (the “Transferred Intellectual Property Rights”);

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Confidential Materials Omitted and Filed Separately with the Securities and Exchange Commission Pursuant to a Request for Confidential Treatment under Rule 406 under the Securities Act of 1933, as amended. Confidential Portions are marked: [***]

(b)          any Product inventory, Packaging Materials, active pharmaceutical ingredient, polyethylene glycol, work-in-process or finished goods to the extent held for use by or for the benefit of Seller or any of its Subsidiaries for the operation of the Business as currently conducted (the “Product Inventory and Supplies”);

(c)          all of the personal property and equipment set forth in Section 2.01(c) of the Seller Disclosure Schedule;

(d)          any and all regulatory files (including correspondence with regulatory authorities) owned by or in the possession or control of Seller or any of its Subsidiaries to the extent relating to the Purchased Assets or the operation of the Business (except for safety and adverse event data that shall be transferred in accordance with the Safety Data Transitional Agreement); provided, however, that the Seller and its Subsidiaries shall have the right to retain copies of any such regulatory files for their compliance records; provided, further, that with respect to any portions of such regulatory files that do not relate solely to the Purchased Assets or the Assumed Liabilities or are also required for the operation of the Excluded Assets or relate to the Excluded Liabilities, Seller may retain the originals of such regulatory files, and deliver, or cause to be delivered, copies thereof to Buyer and redact from any such regulatory files any information that is not related to the Purchased Assets or the Assumed Liabilities; and provided, further, (i) to the extent the delivery of any regulatory files is not reasonably practicable at the Closing, the Seller and its Subsidiaries will have up to 60 calendar days following the Closing to deliver such regulatory files to Buyer and (ii) Seller shall only have an obligation to deliver regulatory files that, to Seller’s knowledge, are in the possession or control of Seller;

(e)          subject to Section 5.08, the registrations, applications, approvals, licenses and permits granted to Seller or its Subsidiaries by Governmental Authorities to develop and market the Product including the Product Approvals (the “Transferred Product Registrations”); provided, however, that Seller and its Affiliates shall have the right to retain copies for its compliance records of any such registrations, applications, approvals, licenses and permits;

(f)          subject to Section 2.05 and except for the Excluded Contracts, all of the contracts and agreements listed in Schedule 2.01(f) of the Seller Disclosure Schedule (the “Contracts”);

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Confidential Materials Omitted and Filed Separately with the Securities and Exchange Commission Pursuant to a Request for Confidential Treatment under Rule 406 under the Securities Act of 1933, as amended. Confidential Portions are marked: [***]

(g)          all customer and sales information (including customer and supplier lists) and research data to the extent related to the Product and in the possession of Seller or any of its Subsidiaries; provided, however, that Seller and its Affiliates shall have the right to retain copies for its compliance records of any such information and data; provided, further, that with respect to any portions of such customer and sales information or research data that do not relate solely to the Purchased Assets or the Assumed Liabilities or are also required for the operation of the Excluded Assets or relate to the Excluded Liabilities, Seller may retain the originals of such information and data, and deliver, or cause to be delivered, copies thereof to Buyer and redact from any such information or data any information that is not related to the Purchased Assets or the Assumed Liabilities; and provided, further, (i) to the extent the delivery of any information or data is not reasonably practicable at the Closing, the Seller and its Subsidiaries will have up to 60 calendar days following the Closing to deliver such information or data to Buyer and (ii) Seller shall only have an obligation to deliver customer and sales information or research data that, to Seller’s knowledge, are in the possession or control of Seller;

(h)          subject to Section 2.02(c), copies of all books, records, files and papers, whether in hard copy or computer format, to the extent related to the Product (including with respect to research and development, medical safety or regulatory affairs), including (i) all documents, if any, relating to the calculation of baseline AMP (but excluding any proprietary methodology documents created by Seller or any of its Affiliates with respect to the calculation of baseline AMP) and (ii) an electronic version of the Vancocin Medical Information Inquiry Database; provided that Seller and its Affiliates shall have the right to retain the originals of any of the foregoing; provided, further, that with respect to any portions of such information and data that do not relate solely to the Purchased Assets or the Assumed Liabilities or are also required for the operation of the Excluded Assets or relate to the Excluded Liabilities, Seller may retain, the originals of the foregoing and deliver, or cause to be delivered, copies thereof to Buyer and redact from the copies of the foregoing provided to Buyer any information that is not related to the Purchased Assets or the Assumed Liabilities; and provided, further, (i) to the extent the delivery of the foregoing is not reasonably practicable at the Closing, the Seller and its Affiliates will have up to 60 calendar days following the Closing to deliver such copies to Buyer and (ii) Seller shall only have an obligation to deliver books, records, files and papers that, to Seller’s knowledge, are in the possession or control of Seller;

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Confidential Materials Omitted and Filed Separately with the Securities and Exchange Commission Pursuant to a Request for Confidential Treatment under Rule 406 under the Securities Act of 1933, as amended. Confidential Portions are marked: [***]

(i)          subject to Section 2.02(c), copies of all books, records, files and papers, whether in hard copy or computer format, to the extent related to nonFAMP-Eligible Transactions from October 1, 2013 through the Closing Date; provided that Seller and its Affiliates shall have the right to retain the originals of any of the foregoing; provided, further, that with respect to any portions of such information and data that do not relate solely to the Purchased Assets or the Assumed Liabilities or are also required for the operation of the Excluded Assets or relate to the Excluded Liabilities, Seller may retain, the originals of the foregoing and deliver, or cause to be delivered, copies thereof to Buyer and redact from the copies of the foregoing provided to Buyer any information that is not related to the Purchased Assets or the Assumed Liabilities; and provided, further, (i) to the extent the delivery of the foregoing is not reasonably practicable at the Closing, the Seller and its Affiliates will have up to 60 calendar days following the Closing to deliver such copies to Buyer and (ii) Seller shall only have an obligation to deliver books, records, files and papers that, to Seller’s knowledge, are in the possession or control of Seller; and

(j)          all claims and contractual rights as against third parties held by or in favor of Seller or any of its Subsidiaries and relating exclusively to the Product.

Section 2.02. Excluded Assets. Nothing herein contained shall be deemed to sell, transfer, assign or convey the Excluded Assets to Buyer, and Seller and its Subsidiaries shall retain all right, title and interest to, in and under the Excluded Assets. The term “Excluded Assets” shall mean all assets, properties, interests and rights of Seller and any of its Affiliates other than the Purchased Assets, including the Excluded Contracts. For the avoidance of doubt, the Excluded Assets shall include (but are not limited to):

(a)          all cash and cash equivalents on hand and in banks and investments held by Seller or any of its Affiliates;

(b)          all other assets (including Intellectual Property Rights) owned by or licensed to Seller or its Affiliates, except for the Transferred Intellectual Property Rights;

(c)          (i) all books, records, files and papers, whether in hard copy or computer format, (A) prepared in connection with this Agreement or any other Transaction Document or the transactions contemplated hereby or thereby, (B) prepared and maintained by any Seller or any of its Affiliates, including all regulatory files (including correspondence with regulatory authorities), market research data, and marketing data, to the extent such do not relate to the operation of the Business as currently conducted, (C) relating to employees of Seller or its Affiliates or (D) that are laboratory notebooks and (ii) all minute books and corporate records of Seller and its Affiliates;

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Confidential Materials Omitted and Filed Separately with the Securities and Exchange Commission Pursuant to a Request for Confidential Treatment under Rule 406 under the Securities Act of 1933, as amended. Confidential Portions are marked: [***]

(d)          all materials, including any sales, promotional and marketing materials, advertising and display materials, Product literature, stationary, training materials in whatever medium (e.g., audio, visual, print) and similar materials (other than Packaging Materials) relating to the marketing and promotion of the Product;

(e)          all accounts receivable, notes receivable or other indebtedness due and owing by any third party to Seller or any of its Affiliates, including any claims for refund of overpaid rebates for, and rebates from CMS relating to, Product shipped prior to the end of the Transition Period;

(f)          all rights of Seller or any of its Affiliates arising under this Agreement or any other Transaction Document or the transactions contemplated hereby or thereby;

(g)          all rights under the Seller’s and their Affiliates’ insurance policies or self-insurance that relate to the Business;

(h)          all accounting goodwill related to the Business; and

(i)          all privileged or confidential communications between Seller and any of its Affiliates and its and their respective attorneys, and any other privileged documents.

Section 2.03. Assumed Liabilities. (a) Upon the terms and subject to the conditions of this Agreement, Buyer agrees, effective from and after the Closing, to assume, pay, perform and discharge the following Liabilities of Seller and its Affiliates (the “Assumed Liabilities”):

(i)          all Liabilities arising under the Contracts (including Liabilities to customers under purchase orders made in the ordinary course of the sale and marketing of the Product consistent with past practice for any Product that has not been shipped prior to the Closing which shall be filled in accordance with Section 5.10), except for any Liabilities under a Contract arising from a breach of, or default under, such Contract by Seller or any of its Subsidiaries prior to the Closing;

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Confidential Materials Omitted and Filed Separately with the Securities and Exchange Commission Pursuant to a Request for Confidential Treatment under Rule 406 under the Securities Act of 1933, as amended. Confidential Portions are marked: [***]

(ii)         all Liabilities arising out of or relating to the return of, or rebates or chargebacks related to, any Product shipped after the end of the Transition Period; and

(iii)        except to the extent that they constitute Excluded Liabilities, all other Liabilities arising out of or relating directly or indirectly to the Purchased Assets or the Business, or the ownership, sale or lease of any of the Purchased Assets, in each case only to the extent related to or arising out of any action, omission, occurrence or event on or after the Closing Date (including all Liabilities arising out of or relating to any product liability, breach of warranty or similar claim for injury to any Person or property that resulted from the use or misuse of the Product or otherwise related to the Product (including any action, suit, investigation or proceeding relating to any such Liabilities) shipped or sold after the Closing).

(b)          Buyer and Seller hereby agree to reimburse one another, U.S. dollar for dollar, in the event that (i) any of Seller’s or Buyer’s customers, or their respective Affiliates’ customers, offset against accounts payable by such customer to Seller or Buyer or their respective Affiliates, the cost of any Product returned by such customer, or (ii) Seller or Buyer or any of their respective Affiliates are required to issue a credit for the account of, or reimburse, any customer for returns, in each case which are the responsibility of the other party hereto pursuant to Section 2.03(a)(ii) and Section 2.04(a). Buyer and Seller hereby agree to, and to cause their respective Affiliates to, provide notice to one another of any such offset, issuance of credit or reimbursement for which such party or its Affiliate is entitled to be reimbursed pursuant to this Section 2.03(b). Payment shall be made promptly following receipt of notice of any such offset by or issuance of a credit to a customer (together with supporting documentation). Following the Closing, Buyer and Seller shall cooperate to ensure that a customer does not offset returns of any Product against both Seller (or any of its Affiliates) and Buyer (or any of its Affiliates).

(c)          Buyer’s obligations under this Section 2.03 shall not be subject to offset or reduction by reason of any actual or alleged breach of any representation, warranty or covenant contained in this Agreement or any document delivered in connection herewith or any right or alleged right to indemnification hereunder or thereunder.

Section 2.04. Excluded Liabilities. Notwithstanding any provision in this Agreement to the contrary, Buyer is assuming only the Assumed Liabilities and is not assuming any other Liability of Seller or any of its Affiliates of whatever nature, whether presently in existence or arising hereafter. All such other Liabilities shall be retained by and remain Liabilities of Seller or its Affiliates. The term “Excluded Liabilities” shall mean all Liabilities of Seller or any of its Affiliates other than the Assumed Liabilities. For the avoidance of doubt, the Excluded Liabilities shall include (but are not limited to):

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Confidential Materials Omitted and Filed Separately with the Securities and Exchange Commission Pursuant to a Request for Confidential Treatment under Rule 406 under the Securities Act of 1933, as amended. Confidential Portions are marked: [***]

(a)          all Liabilities arising out of or relating to (i) the return of any Product bearing Seller’s NDC (including Existing Inventory) shipped by Seller or its Subsidiaries to a third party prior to the end of the Transition Period (“Shipped Products”) or (ii) rebates or chargebacks related to any Shipped Products;

(b)          all Liabilities arising out of any action, suit, investigation or proceeding before any court or arbitrator or any other Governmental Authority to the extent arising out of actions, omissions or events occurring prior to the Closing Date relating to the Business or the Purchased Assets, including the matters set forth on Section 2.04(b) of the Seller Disclosure Schedule;

(c)          all Liabilities arising out of or relating to any product liability, breach of warranty or similar claim for injury to any Person or property that resulted from the use or misuse of the Product or otherwise related to the Product (including any action, suit, investigation or proceeding relating to any such Liabilities) shipped or sold before the Closing Date;

(d)          any Liability under Seller’s or any of its Subsidiaries’ employee benefits or compensation arrangements;

(e)          subject to Section 6.02(b) and Section 6.02(c), any and all Liabilities of Seller or any of its Subsidiaries for Taxes, including any Taxes arising as a result of the operation of the Business or the leasing, ownership, operation or use of the Purchased Assets prior to the Closing;

(f)          any Liability arising out of any Permitted Lien of the type set forth in clauses (i) and (ii) thereof; and

(g)          any Liability relating to an Excluded Asset.

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Confidential Materials Omitted and Filed Separately with the Securities and Exchange Commission Pursuant to a Request for Confidential Treatment under Rule 406 under the Securities Act of 1933, as amended. Confidential Portions are marked: [***]

Section 2.05. Assignment of Contracts and Rights. Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign any Purchased Asset or any claim, right or benefit arising thereunder or resulting therefrom if an attempted assignment thereof, without the approval or consent of a third party, would constitute a breach thereof or in any way adversely affect the rights of Buyer or Seller or any of their respective Subsidiaries thereunder or be contrary to Applicable Law. Seller shall use its commercially reasonable efforts (which shall not require Seller to pay any money or other consideration to any Person or to initiate any claim or proceeding against any Person) (a) to obtain such approval or consent and (b) if such approval or consent cannot be obtained, to secure an arrangement reasonably satisfactory to Buyer ensuring that Buyer will receive the benefits under the Purchased Asset for which such consent is being sought and bear the burden of the Liabilities related to such Purchased Asset; provided, however, that (i) Seller shall have no obligation to obtain such consent or approval or to provide such an alternative arrangement other than the undertaking to use commercially reasonable efforts to obtain or provide the same as set forth in this Section 2.05, and (ii) Buyer shall have no remedy (including under Article 7) for failure of Seller to obtain any such consent or approval or to provide any such alternative arrangement (but, for the avoidance of doubt, Buyer may seek indemnification under Article 7 (subject to the limitations set forth therein) for a breach of Seller’s obligation to use commercially reasonable efforts as set forth in this Section 2.05). To the extent that, in connection with obtaining a third party’s consent under any Contract, one or more of the parties hereto enter into an agreement with such third party that provides for an allocation of Liability among the parties hereto with respect to such Contract that is inconsistent with the terms of this Agreement, the parties agree that, as among themselves, the provisions of this Agreement shall control.

Section 2.06. Purchase Price. The purchase price for the Purchased Assets (the “Purchase Price”) is $11,000,000 in cash. The Purchase Price shall be paid as provided in Section 2.07 and allocated among the Purchased Assets as provided in Section 2.08.

Section 2.07. Closing. The closing (the “Closing”) of the purchase and sale of the Purchased Assets and the assumption of the Assumed Liabilities hereunder shall take place at 10:00 a.m. New York time at the offices of Dentons US LLP, 1221 Avenue of the Americas, New York, New York on the date hereof. At the Closing:

(a)          Buyer shall deliver to Seller (or an Affiliate of Seller), on behalf of Seller and its Subsidiaries, the Purchase Price in immediately available funds by wire transfer to an account of Seller (or such Affiliate) designated by Seller, by notice to Buyer, not later than two Business Days prior to the Closing Date (and as promptly as practicable shall provide Seller a Fed reference number or SWIFT confirmation, as applicable);

(b)          Seller and Buyer shall enter into (i) an Assignment and Assumption Agreement substantially in the form attached hereto as Exhibit A (the “Assignment and Assumption Agreement”) and an assignment agreement transferring any Marks set forth on Section 2.01(a) of the Seller Disclosure Schedule; and (ii) a Safety Data Transitional Agreement substantially in the form attached hereto as Exhibit B (the “Safety Data Transitional Agreement”);

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Confidential Materials Omitted and Filed Separately with the Securities and Exchange Commission Pursuant to a Request for Confidential Treatment under Rule 406 under the Securities Act of 1933, as amended. Confidential Portions are marked: [***]

(c)          (x) each party shall deliver or cause to be delivered to the other party such duly executed deeds, bills of sale, endorsements, consents, assignments and other good and sufficient instruments of conveyance and assignment as the parties and their respective counsel shall deem reasonably necessary to vest in Buyer all right, title and interest in, to and under the Purchased Assets and to evidence the assumption by Buyer of the Assumed Liabilities, in each case in accordance with the terms hereof and (y) Seller shall deliver or cause to be delivered to Buyer the FIRPTA certificate specified in Section 6.03;

(d)          Seller shall deliver to Buyer a letter of transfer from Seller and its Affiliates to the FDA notifying it of the consummation of the purchase and sale hereunder substantially in the form of Exhibit C (the “Transfer Letter”); and

(e)          Seller shall deliver to Buyer the sales data for the Product for the period from January 1, 2014 through June 30, 2014.

Section 2.08. Purchase Price Allocation. Seller and Buyer agree that, after Closing, they will negotiate in good faith to agree on a written allocation of the Purchase Price (increased to include, to the extent properly taken into account for Tax purposes, the Assumed Liabilities) among the Purchased Assets in accordance with Section 1060 of the Code (and any similar provision of state, local or foreign Tax law) (any such agreed allocation, the “Agreed Allocation”). Seller and Buyer agree to (i) be bound by any Agreed Allocation and (ii) act in accordance with any Agreed Allocation in the preparation, filing and audit of any Tax return (including filing IRS Form 8594), unless otherwise required by Applicable Law. Not later than 30 days prior to the filing of their respective IRS Forms 8594 relating to this transaction, each party shall deliver to the other party a copy of the IRS Form 8594 such party proposes to file.

Section 2.09. Wrong Pocket Assets. If at any time or from time to time after the Closing Date, Seller or any of its Affiliates, on the one hand, or Buyer or any of its Affiliates, on the other, shall receive or otherwise possess any asset (including cash) that should belong to Buyer, on the one hand, or Seller, on the other, pursuant to this Agreement, such Person shall promptly transfer, or cause to be transferred, such asset to the Person so entitled thereto. Prior to any such transfer in accordance with this Section 2.09, the Person receiving or possessing such asset shall hold such asset in trust for such other Person.

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Article 3
Representations and Warranties of Seller

Except as set forth in the Seller Disclosure Schedule, Seller represents and warrants to Buyer as of the date hereof that:

Section 3.01. Existence and Power. Seller is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all corporate power and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not reasonably be expected to be material to the Business, the Purchased Assets and the Product, taken as a whole.

Section 3.02. Authorization. The execution, delivery and performance by Seller of this Agreement and each other Transaction Document, and the consummation of the transactions contemplated hereby and thereby, are within Seller’s corporate powers and have been duly authorized by all necessary corporate action on the part of Seller. This Agreement constitutes, and upon the execution thereof each other Transaction Document shall constitute, a valid and binding agreement of Seller, enforceable against Seller in accordance with the terms hereof and thereof, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity.

Section 3.03. Governmental Authorization. The execution, delivery and performance by Seller of this Agreement and each other Transaction Document, and the consummation of the transactions contemplated hereby and thereby, require no action by or in respect of, or filing with, any Governmental Authority other than (i) with respect to the transfer of the Product Approvals, the Transfer Letter and the related acceptance letter of Buyer to the FDA (and with respect to any other Transferred Product Registrations, similar letters), and (iii) any such action or filing as to which the failure to make or obtain would not reasonably be expected to be material to the Business, the Purchased Assets or the Product.

Section 3.04. Noncontravention. The execution, delivery and performance by Seller of this Agreement and each other Transaction Document, and the consummation of the transactions contemplated hereby and thereby, do not and will not (i) violate the certificate of incorporation, bylaws or comparable organizational documents of Seller or any of its Subsidiaries, (ii) assuming compliance with the matters referred to in Section 3.03, violate any Applicable Law, (iii) constitute a default under or give rise to any right of termination, cancellation or acceleration of any right or obligation or to a loss of any benefit relating to the Purchased Assets to which Seller or any of its Subsidiaries is entitled under any provision of any agreement or other instrument binding upon Seller or any of its Subsidiaries or (iv) result in the creation or imposition of any Lien on any Purchased Asset, except for Permitted Liens, with such exceptions, in the case of each of clauses (ii), (iii) and (iv), as would not reasonably be expected to be material to the Business, the Purchased Assets or the Product.

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Section 3.05. Contracts. (a) Except for the Contracts and the Excluded Contracts, neither Seller nor any of its Subsidiaries is a party to or bound by any contract, license, or agreement that is primarily used or held for use with respect to the Business or the Purchased Assets and that is material to the operation of the Business as currently conducted.

(b)          None of the Contracts:

(i)          contain a covenant not to compete or other covenants that purport to limit or restrict the ability of Seller or any of its Subsidiaries to use the Purchased Assets or operate the Business;

(ii)         grant any option or preferential right to purchase any Purchased Asset (other than inventory in the ordinary course of business); or

(iii)        is for the benefit of any of Seller’s Affiliates.

(c)          Each Contract is a valid and binding agreement of Seller or its applicable Subsidiary and is in full force and effect, and none of Seller or its Subsidiaries or, to the knowledge of Seller, any other party thereto is in default or breach in any respect under the terms of any Contract, except for any such defaults or breaches that would not reasonably be expected to give rise to a right of cancellation of such Contract.

Section 3.06. Litigation. Except as set forth in Section 3.06 of the Seller Disclosure Schedule, there is no action, suit, investigation or proceeding pending against or, to the knowledge of Seller, threatened against, the Purchased Assets before any arbitrator or any Governmental Authority that would reasonably be expected to be material to the Business, the Purchased Assets and the Product, taken as a whole, or that in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement or the other Transaction Documents.

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Section 3.07. Compliance with Laws. (a) (i) Except as would not reasonably be expected to be material to the Business, the Purchased Assets or the Product, since January 24, 2014, and to the knowledge of Seller since January 1, 2012, Seller and each of its Subsidiaries have operated the Business in material compliance with all Applicable Law relating to the Business, including the FDA Act, (ii) all governmental licenses, permits, approvals and authorizations principally employed in, or necessary to the ongoing operation of the Business as currently conducted are in full force and effect and (iii) since January 24, 2014, and to the knowledge of Seller since January 1, 2012, no Governmental Authority has notified Seller or any of its Subsidiaries in writing that Seller or any of its Subsidiaries (with respect to the Product, the Purchased Assets or the operation of the Business) is in violation of any Applicable Law.

 (b)          Except as set forth in Section 3.07 of the Seller Disclosure Schedule, with respect to the Business, including the promotion, distribution, marketing, and sale of the Product, neither the Seller nor any of its Subsidiaries has received in writing since January 24, 2014, and to the knowledge of Seller since January 1, 2012, any warning letters or other correspondence from the FDA or any other analogous foreign Governmental Authority in which the FDA or such other analogous foreign Governmental Authority asserted that the promotion, distribution, marketing, or use and sale of the Product was not in compliance with Applicable Law. Except as set forth in Section 3.07 of the Seller Disclosure Schedule, with respect to the promotion, distribution, marketing, and sale of the Product, since January 24, 2014, and to the knowledge of Seller since January 1, 2012, there has not been any product recall, market withdrawal or post-sale warning conducted by or on behalf of the Seller or its Subsidiaries concerning the Product, or, to the knowledge of Seller, any product recall or market withdrawal conducted by or on behalf of any third party as a result of any alleged defect in the Product.

 (c)          Seller has provided to Buyer readable .pdf copies of all PADERs or PADER listings from 2004 through November 9, 2013 (including all Medwatch forms included therein). Since January 24, 2014, and to the knowledge of Seller since January 1, 2012, each PADER and annual report relating to the Product was timely filed with the FDA.

Section 3.08. Title to Purchased Assets. Seller or one of its Subsidiaries has good and marketable title to, or (if applicable) valid leaseholds in, all Purchased Assets, except where the failure to have such good and marketable title or valid leasehold interests would not reasonably be expected to be material to the Business, the Purchased Assets or the Product. No Purchased Asset is subject to any Lien, except for Permitted Liens and any other Liens that do not impede the ownership, operation or value of such Purchased Asset in any material respect.

Section 3.09. Transferred Product Registrations. (a) The Transferred Product Registrations constitute all material registrations, applications, approvals, licenses or permits granted by any Governmental Authority to develop and market the Product.

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(b)          Except as set forth in Section 3.09 of the Seller Disclosure Schedule, the Product is manufactured and marketed in accordance with the specifications and standards contained in the Transferred Product Registrations, except where the failure to comply therewith would not reasonably be expected to be material to the Business, the Purchased Assets and the Product, taken as a whole.

(c)          Except as set forth in Section 3.09 of the Seller Disclosure Schedule, prior to the transfer of any Transferred Product Registration in accordance with this Agreement, Seller or one of its Subsidiaries is the sole and exclusive owner of such Transferred Product Registration and has not granted any right of reference with respect thereto.

    Section 3.10. Intellectual Property. (a) Section 2.01(a) of the Seller Disclosure Schedule sets forth a true and complete list of all issued and registered Intellectual Property Rights and applications for issuance or registration of Intellectual Property Rights, in each case, included in the Transferred Intellectual Property Rights. Except as would not reasonably be expected to be material to the Business, the Purchased Assets or the Product, to the knowledge of Seller, each item identified in Section 2.01(a) of the Seller Disclosure Schedule as registered is valid, subsisting and in full force and effect. The Seller or its Subsidiaries has taken all reasonable steps necessary to maintain such registrations, including the payment when due of all necessary registration and maintenance fees and annuities and the filing of all necessary renewals, statements and certifications, and all necessary material documents and certificates in connection with such registered Transferred Intellectual Property Rights have been filed with the relevant patent, copyright or other governmental or Regulatory Authorities for the purposes of maintaining such registered Transferred Intellectual Property Rights.

(b)          Since January 24, 2014 and, to the knowledge of Seller, since January 1, 2012, neither the Seller nor any of its Subsidiaries has received any written charge, complaint, claim, demand, or notice alleging that the formulation, manufacture, packaging, promotion, distribution, marketing, or sale of the Product in the Territory interferes, infringes, misappropriates, or violates any third party’s Intellectual Property Rights (including any written claim that the Seller or any of its Subsidiaries must license or refrain from using any third party’s Intellectual Property Rights in connection with such activities). To the knowledge of Seller, no third party (i) currently infringes or has since January 24, 2012 infringed upon, or (ii) has since January 24, 2012 misappropriated any of the Transferred Intellectual Property Rights, in each case except as would not reasonably be expected to be material to the Business, the Purchased Assets or the Product.

(c)          Except as set forth in Section 3.10 of the Seller Disclosure Schedule, neither Seller nor any of its Subsidiaries has made any pending claims or threatened to make any claim, in each case that a third party has infringed, misappropriated or otherwise violated any Transferred Intellectual Property Rights.

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Section 3.11. AMP. Section 3.11 of the Seller Disclosure Schedule sets forth the baseline Average Manufacturers Price (“AMP”) as calculated by Seller for the Product as of January 24, 2014.

Section 3.12. Finders’ Fees. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Seller who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

Article 4
Representations and Warranties of Buyer

Buyer represents and warrants to Seller as of the date hereof that:

Section 4.01. Existence and Power. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not reasonably be expected to prevent, materially delay or materially impair Buyer’s ability to consummate the transactions contemplated by this Agreement (a “Buyer Material Adverse Effect”).

Section 4.02. Authorization. The execution, delivery and performance by Buyer of this Agreement and each other Transaction Document to which it is a party, and the consummation of the transactions contemplated hereby and thereby, are within the corporate powers of Buyer and have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement constitutes, and upon execution each other Transaction Document will constitute, a valid and binding agreement of Buyer, enforceable against Buyer in accordance with the terms hereof and thereof, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity.

Section 4.03. Governmental Authorization. The execution, delivery and performance by Buyer of this Agreement and each other Transaction Document, and the consummation of the transactions contemplated hereby and thereby, require no action by or in respect of, or filing with, any Governmental Authority other than any such action or filing as to which the failure to make would not reasonably be expected to have a Buyer Material Adverse Effect.

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Section 4.04. Noncontravention. The execution, delivery and performance by Buyer of this Agreement and each other Transaction Document, and the consummation of the transactions contemplated hereby and thereby, do not and will not (i) violate the certificate of incorporation or bylaws of Buyer, (ii) assuming compliance with the matters referred to in Section 4.03, violate any Applicable Law, (iii) require any consent or other action by any Person under, constitute a default under or give rise to any right of termination, cancellation or acceleration of any right or obligation or to a loss of any benefit to which Buyer is entitled under any provision of any agreement or other instrument binding upon Buyer or (iv) result in the creation or imposition of any material Lien on any asset of Buyer, with such exceptions, in the case of clauses (ii), (iii) and (iv) as would not reasonably be expected to have a Buyer Material Adverse Effect.

Section 4.05. Litigation. There is no action, suit, investigation or proceeding pending against or, to the knowledge of Buyer, threatened against or affecting Buyer before any arbitrator or any Governmental Authority that would reasonably be expected to have a Buyer Material Adverse Effect or that in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement or the other Transaction Documents.

Section 4.06. Financing. Buyer has sufficient cash, available lines of credit or other sources of immediately available funds to enable it to make payment of the Purchase Price and any other amounts to be paid by it hereunder.

Section 4.07. Finders’ Fees. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Buyer who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

Section 4.08. Inspections; No Other Representations. Buyer is an informed and sophisticated purchaser, and has engaged expert advisors, experienced in the evaluation and purchase of property and assets such as the Purchased Assets as contemplated hereunder. Buyer has undertaken such investigation and has been provided with and has evaluated such documents and information as it has deemed necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement. Except for the representations and warranties set forth in Article 3, Buyer (on behalf of itself and its Affiliates) acknowledges and agrees that no representation or warranty of any kind whatsoever, express or implied, at law or in equity, is made or shall be deemed to have been made by or on behalf of Seller or any of its Affiliates, and Seller hereby disclaims, and Buyer (on behalf of itself and its Affiliates) hereby disclaims any reliance upon, any such representation or warranty, notwithstanding the delivery or disclosure to Buyer or any of its representatives or Affiliates of any documentation or other information by the Seller or any of its representatives or Affiliates with respect to any one or more of the foregoing. Without limiting the generality of the foregoing, Buyer acknowledges that Seller makes no representation or warranty with respect to (i) the future performance of the Business or the Purchased Assets, including any projections, estimates or budgets delivered to or made available to Buyer of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) with respect to the Purchased Assets, the Business or the Assumed Liabilities, or (ii) any other information or documents made available to Buyer or its counsel, accountants or advisors with respect to the Purchased Assets, the Business or the Assumed Liabilities, except, in each case, as expressly set forth in this Agreement.

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Article 5
Covenants of Buyer and Seller

Buyer and Seller agree that:

Section 5.01. Further Assurances. Seller and Buyer agree to execute and deliver such other documents, certificates, agreements, instruments of conveyance and transfer and other writings and to take such other actions as may be reasonably necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement.

Section 5.02. Access to Information. (a) On and after the Closing Date, Seller shall afford promptly to Buyer and its agents reasonable access to its books of account, financial and other records (including accountant’s work papers), information, employees and auditors, in each case to the extent (i) related to the Purchased Assets or the Assumed Liabilities, (ii) not included in the Purchased Assets and (iii) reasonably necessary for Buyer in connection with any audit, investigation, dispute or litigation or any other reasonable business purpose relating to the Purchased Assets or the Assumed Liabilities, in each case arising on or before the Closing; provided that any such access by Buyer shall not unreasonably interfere with the conduct of the business of Seller or any of its Affiliates. Buyer shall bear all of the out-of-pocket costs and expenses (including attorneys’ fees, but excluding reimbursement for general overhead, salaries and employee benefits) reasonably incurred by Seller and its Affiliates in connection with the foregoing. Notwithstanding the foregoing, Seller may redact any statements or other information in the portions of such information that do not relate to the Purchased Assets or the Assumed Liabilities or that relate to employees of Seller or any of its Affiliates. All requests for access to such books, records, information, employees and auditors shall be made to such representatives of Seller as Seller shall designate, which representatives shall be solely responsible for coordinating all such requests and all access permitted hereunder.

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(b)          On and after the Closing Date, Buyer will afford promptly to Seller and its representatives reasonable access to its properties, books, records, employees and auditors to the extent reasonably necessary to enable Seller to determine any matter relating to its rights and Liabilities hereunder or to any period ending on or before the Closing Date; provided that any such access by Seller shall not unreasonably interfere with the conduct of the business of Buyer. All requests for access to such properties, books, records, information, employees and auditors shall be made to such representatives of Buyer as Buyer shall designate, which representatives shall be solely responsible for coordinating all such requests and all access permitted hereunder.

(c)          Notwithstanding anything to the contrary contained herein, nothing in this Section 5.02 shall require (i) Seller or any of its Affiliates or Buyer or any of its Affiliates to violate any Applicable Law or a contract or obligation of confidentiality owed to a third party, to waive the protection of an attorney-client privilege, or to take any action that would result in the disclosure of any Trade Secrets (provided that, in the case of this clause (i), the disclosing party shall use commercially reasonable efforts to provide the other party, to the extent possible, with access to the relevant information in a manner that would not reasonably be expected to result in any such violation, waiver or disclosure) or (ii) the auditors and independent accountants of Seller or any of its Affiliates or of Buyer or any of its Affiliates to make any work papers available to any Person unless and until such Person has signed a customary confidentiality and hold harmless agreement relating to such access to work papers in form and substance reasonably acceptable to such auditors or independent accountants.

Section 5.03. Intellectual Property Matters. (a) After the Closing, Buyer shall promptly, and in any event prior to the end of the Transition Period, complete the revision of all Packaging Materials existing as of the date hereof relating to the Product and/or used in the Business and not used in the sale of Products prior to the end of the Transition Period so as to not include any references to any Marks owned by or licensed to Seller or any of its Affiliates (excluding the Marks set forth on Section 2.01(a) of the Seller Disclosure Schedule, the “Seller Marks”) or any references to Seller’s or its Affiliates’ customer service address or phone number. Buyer shall not order any new Packaging Materials including references to the Seller Marks, except to the extent necessary to sell the Existing Inventory during the Transition Period. Without limiting the foregoing, in no event shall Buyer use any Seller Marks in any manner or for any purpose different from the use of such Seller Marks in connection with the Business during the 90-day period immediately preceding the Closing. Except as set forth in this Section 5.03(a), from and after the Closing, Buyer shall not have any right to use any of the Seller Marks. Any and all use of the Seller Marks by Buyer following the Closing until the complete phase-out of the Seller Marks as contemplated by this Section 5.03(a) shall (i) inure to the sole and exclusive benefit of the Seller and its Affiliates and (ii) be subject to Seller’s and its Affiliates’ quality control guidelines and procedures.

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(b)          Effective as of and only upon the Closing, subject to the terms and conditions of this Agreement, Seller and its Subsidiaries hereby grant to Buyer a limited, non-exclusive, perpetual, irrevocable, non-sublicensable and, except to the extent this Agreement is permitted to be assigned by Buyer pursuant to Section 8.04, non-assignable, royalty-free, fully paid up, worldwide license, but solely in connection with the formulation, manufacture, packaging, promotion, distribution, marketing, and sale of the Product in the Territory, to use, reproduce, create derivative works of, distribute, make, have made, sale, offer for sale and import all Intellectual Property Rights (other than any Marks) that are owned and licensable by Seller or its Subsidiaries as of the Closing Date (without consent of or payment due to a third party or to Seller or any Subsidiary thereof) to the extent used in connection with the formulation, manufacture, packaging, promotion, distribution, marketing, and sale of the Product in the Territory as of the Closing Date.

Section 5.04. Public Announcements. Unless otherwise required by Applicable Law, by any listing agreement with any U.S. or U.K. securities exchange or share market or by any listing authority including the U.K. Listing Authority, subject to Section 5.07, Section 5.08 and Section 5.10, Seller and Buyer shall not, and cause their respective Affiliates not to, make any public announcement or disseminate any written communication to any supplier, customer, distributor or non-management employee of Seller or its Affiliates in respect of this Agreement or the transactions contemplated hereby, or otherwise communicate with any news media regarding this Agreement or the transactions contemplated hereby, without the prior written consent of Buyer and Seller (which consent shall not be unreasonably withheld, conditioned or delayed); provided that if any such announcement or communication is so required, Buyer and Seller shall consult with each other, to the extent reasonably practicable, in advance as to the contents and timing thereof; provided, further, that after the transactions contemplated by this Agreement have been announced, Seller and its Affiliates shall be entitled to respond to questions in the ordinary course or issue any press release or make any other public statement that, in each case, is not inconsistent with any public statement previously issued or made by it in accordance with the provisions of this Section 5.04. On the date hereof, Seller (and its Affiliates) and Buyer may issue a press release in substantially the form attached hereto as Exhibit D.

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Section 5.05. Confidentiality. (a) Effective as of the Closing, the Confidential Disclosure Agreement between Shire Human Genetic Therapies, Inc. and Buyer dated as of February 20, 2014 (the “Confidentiality Agreement”) shall terminate with respect to information to the extent relating to the Purchased Assets or the Assumed Liabilities; provided, however, that any and all other information provided to Buyer by Seller or its representatives concerning Seller or any of its Affiliates, and not otherwise constituting a Purchased Asset or an Assumed Liability, shall remain subject to the terms and conditions of the Confidentiality Agreement after the Closing.

(b)          After the Closing, Seller and its Affiliates will hold, and will use their reasonable best efforts to cause their respective representatives to hold, in confidence all confidential documents and other information concerning the Purchased Assets or the Assumed Liabilities and information provided pursuant to Section 5.02(b). The obligation of Seller and its Affiliates to hold any such information in confidence shall not extend to any disclosure (i) that is required by Applicable Law, by any listing agreement with any U.S. or U.K. securities exchange or share market or by any listing authority including the U.K. Listing Authority, (ii) to the extent necessary to defend or prosecute any indemnification claim or any action, suit, investigation or proceeding, or (iii) except as a result of a disclosure in breach of this Agreement by Seller or its Affiliates after the Closing, of information generally available to the public or already known by a third party receiving such information from Seller or its Affiliates. The obligation of Seller and its Affiliates to hold any such information in confidence shall be deemed to be satisfied if they exercise the same care with respect to such information as they would take to preserve the confidentiality of their own similar information.

Section 5.06. Return, Rebate and Chargeback Policies and Practices. From and after the Closing, Buyer agrees that it will not take any action (i) with the intent to encourage, through the offering of incentives or changes in the return, rebate or chargeback policies or practices of the Business or otherwise (other than in the ordinary course of business consistent with the past practice of the Business prior to Closing), customers to return any Product shipped by Seller or any of its Affiliates prior to the end of the Transition Period, or to initiate any chargeback, rebate or similar request in respect of such Product, except as required by Applicable Law, or (ii) that would reasonably be expected to adversely affect Seller’s obligations to make rebate payments to, or entitlements to refunds for overpayments from (including in each case the amount thereof), CMS for Product shipped prior to the end of the Transition Period.

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Section 5.07. Customer Notifications. Promptly after the Closing Date, the parties shall notify all customers of the Business in writing, in a form agreed by the parties prior to the date hereof, (i) of the transfer of the Purchased Assets to Buyer and (ii) that all purchase orders for the Product received by Seller or any of its Affiliates prior to the Closing Date but not filled as of such date will be filled in the ordinary course (provided that Seller and Buyer shall cooperate with each other to ensure that such purchase orders as well as any additional purchase orders received between the Closing Date and the end of the Transition Period are filled in accordance with the provisions of Section 5.10). All purchase orders for the Product received by Seller after the end of the Transition Period shall be forwarded by Seller to Buyer or Buyer’s distributor at the address to be provided by Buyer prior to the end of the Transition Period.

Section 5.08. Transfer of Purchased Assets; Maintenance of Transferred Product Registrations; Cooperation. (a) On or as promptly as reasonably practicable after the Closing Date, the Seller shall and shall cause its Subsidiaries to (i) transfer (or implement arrangements reasonably satisfactory to Buyer for the transfer and delivery of physical possession of) all tangible assets included in the Purchased Assets to the Buyer or its designated representatives, and (ii) upon reasonable request of the Buyer, notify all of its agents that hold files or other tangible material included in the Purchased Assets that, effective as of the Closing, the Buyer owns such Purchased Assets, with directions to transfer such Purchased Assets to Buyer in accordance with the Buyer’s reasonable instructions. Buyer shall pay for any costs or expenses associated with the delivery of the Purchased Assets to Buyer or any of its designees. Notwithstanding the foregoing, to the extent the following are included in the Purchased Assets and are not delivered at the Closing, Seller shall deliver and cause its Subsidiaries to deliver (1) all of the books and records (in electronic and non-electronic form) related to the Product Approvals and (2) all case files since May 1, 2014, including readable .pdf copies of PADER listings and completed FDA form 3500As, to Buyer no later than 60 calendar days after the Closing Date; provided that Seller shall only have an obligation to deliver such books, records and files that, to Seller’s knowledge, are in the possession or control of Seller.

(b)          As promptly as reasonably practicable following the Closing, Seller shall file with the FDA all of the documents and the information reasonably required of a former owner, including the Transfer Letter, and Buyer shall file with the FDA the information required of a new owner or agent in respect thereof, including an acceptance letter to the FDA. Seller may retain an archival copy of each Product Approval, including supplements and records that are required to be kept under 21 CFR §314.81.

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(c)          Buyer shall be responsible for, and shall bear all costs associated with, completing the recordation of any trademark assignment for the Marks set forth on Section 2.01(a) of the Seller Disclosure Schedule with the appropriate Regulatory Authorities in each country in which such Marks are registered; provided that Seller shall, for a period of two (2) years after the Closing and at Buyer’s sole cost and expense, upon the reasonable request of Buyer, cooperate and cause its Subsidiaries to cooperate with Buyer to execute any additional documentation required to record and give effect to the assignment of such Marks in any jurisdiction in accordance with this Agreement.

(d)          Until the completion of the transfer of the Transferred Product Registrations to Buyer: (i) Seller shall use commercially reasonable efforts to maintain the Transferred Product Registrations, (ii) if and to the extent reasonably requested by Buyer, Seller shall use commercially reasonable efforts to pursue, in such manner as may be reasonably directed by Buyer, those ongoing variations, amendments and renewals which are pending at the Closing Date and shall not withdraw them, and (iii) Seller shall not be required to initiate any new variations or amendments, except to the extent that they are necessary (in Buyer’s reasonable, good faith opinion) for the continuation of the Business and then only upon Buyer’s written request and direction. Neither Seller not any of its Affiliates shall have any Liability or obligation to indemnify Buyer (A) if any or all of the Transferred Product Registrations are not transferred by any Governmental Authority, or such transfer is delayed, for any reason, except to the extent directly resulting from Seller’s or any of its Subsidiaries’ gross negligence or willful misconduct or a breach of Section 5.08(a) by Seller or (B) for taking any action requested or directed by Buyer pursuant to Section 5.08(d)(ii) or Section 5.08(d)(iii).

(e)          For the avoidance of doubt, Seller does not warrant, and shall not be responsible for, the successful maintenance or renewal of any Transferred Product Registration after the Closing Date, except to the extent that a Governmental Authority cancels such Transferred Product Registration or refuses its renewal solely as a result of Seller’s or any of its Subsidiaries’ gross negligence or willful misconduct. In addition, Buyer acknowledges that Buyer shall be solely responsible for perfecting Buyer’s title to the Transferred Intellectual Property Rights after the Closing Date, including recording the change in title.

(f)          Buyer shall, and shall cause its Affiliates to, cooperate with Seller to deliver Seller any additional documentation and materials that may be reasonably requested by Seller to effect the transfer of the Transferred Product Registrations to Buyer. Buyer shall bear the cost of (i) all fees levied by the relevant Governmental Authority in connection with the transfer of the Transferred Product Registrations pursuant to this Section 5.08 and (ii) all costs and expenses arising from the maintenance of the Transferred Product Registrations after the Closing and any variations, amendment and renewals undertaken pursuant to Section 5.08(d)(ii) or Section 5.08(d)(iii).

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(g)          Notwithstanding that any Packaging Materials may include Seller Marks or that Seller may remain the holder of any Transferred Product Registrations (but without limiting Seller’s obligations under the Safety Data Transitional Agreement or Buyer’s obligations under Section 5.03(a)), Buyer shall be responsible for (i) complying with Applicable Law after the Closing with respect to the Business, the Product and the Packaging Materials and (ii) any Liabilities arising from or relating to the marketing and sale of any Product after the Closing or the conduct of the Business after the Closing (all of which Liabilities shall be deemed Assumed Liabilities for purposes hereof). Until such time as the relevant Transferred Product Registrations are transferred to Buyer, Buyer shall not make any changes to the Packaging Materials (other than to the extent required by Applicable Law or Section 5.03(a), and only to such extent) without the consent of Seller, which consent shall not be unreasonably withheld, conditioned or delayed; provided that if Seller consents to any such requested change or such change is required by Applicable Law, Seller shall reasonably cooperate with Buyer, and shall provide such reasonable assistance as may be necessary, in implementing any such change. Any reasonable direct costs and expenses incurred from or as a consequence of any such change shall be fully borne by Buyer.

(h)          Following the Closing, the parties agree to use commercially reasonable efforts to transition the Business to the Buyer. In this regard:

(i)          Seller shall send a copy of the Transfer Letter to the FDA immediately following the Closing;

(ii)         Seller shall as soon as reasonably practicable remove the Product from the DailyMed website following the expiration of the last to expire lot of Product sold by Seller under Seller’s NDC;

(iii)        Seller shall use commercially reasonable efforts, at Buyer’s expense, to provide Buyer with reasonable assistance and information necessary to prepare and file with the FDA the applicable PADER and NDA annual report for 2015 (with applicable domestic distribution data).

Section 5.09. Buyer Insurance. Promptly following the Closing, Buyer shall obtain and, maintain product liability insurance coverage with respect to the Product from a financially sound and reputable insurance company or companies, that is customary in scope and amount of coverage. Upon Seller's written request, Buyer shall promptly provide Seller with a copy of a certificate of insurance evidencing such insurance in form reasonably acceptable to Seller.

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Section 5.10. Sales of Inventory Existing at Closing. (a) Immediately following the Closing and until the earlier of (i) [***] and (ii) the date specified in a written notice from Buyer to Seller that it will be able to commence commercial sales of the Product using its own NDC (the period from the Closing Date until the earlier of (i) and (ii), the “Transition Period”), Seller shall act as a distributor for Buyer and, in this regard, direct each of the Distributors to continue to sell existing inventory of Product bearing Seller’s NDC (Product inventory bearing Seller’s NDC existing at the Closing, the “Existing Inventory”), and Seller’s existing Packaging Materials and to otherwise operate under their applicable Excluded Contract, in each case in the ordinary course of business throughout the Transition Period for the account of Buyer, and direct Cardinal Health to: (A) continue during the Transition Period to (1) process purchase orders and ship Existing Inventory, (2) process returns of Existing Inventory and (3) process rebates and chargebacks relating to Existing Inventory, each in the ordinary course of business, and (B) deliver a copy of any ordinary course reports provided to Seller regarding the foregoing to Seller and Buyer. Notwithstanding the foregoing, the Transition Period shall terminate if Buyer is in breach of its obligations under Section 5.10(c) and fails to cure such breach within five Business Days after having been notified of such breach in writing by Seller.

(b)          Seller shall remit to Buyer or instruct Cardinal Health to remit to Buyer, as applicable, within 30 days after the end of each calendar month, (i) $[***] and (ii) $[***] of Existing Inventory sold during the Transition Period, out of the proceeds received by Seller in such month in respect of such sales, in accordance with wire instructions provided to Seller prior to the date hereof, less a fee equal to $[***] of the Product sold, to be retained by Seller in consideration of the services rendered by it to Buyer under this Section 5.10.

(c)          Buyer shall (i) use reasonable best efforts to obtain its own NDC and to enable itself to commence commercial sales of the Product using its own NDC (including by causing to be manufactured Product bearing Buyer’s NDC) as promptly as practicable after Closing, (ii) promptly inform Seller in writing upon receipt of its NDC, (iii) reasonably cooperate, and cause its Affiliates to reasonably cooperate, with Seller, in providing any information or assistance reasonably requested by Seller in connection with this Section 5.10, including any information Buyer possesses in respect of sales of Existing Inventory as Seller may require to include in any regulatory filings to be made in respect of the Product sold bearing Seller’s NDC.

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(d)          Without Buyer’s prior written consent (in the event of a material breach by a Distributor, not to be unreasonably withheld, conditioned or delayed), Seller shall not terminate the Excluded Contracts with the Distributors with respect to the Product with effect prior to the end of the Transition Period except in accordance with this Section 5.10(d). Upon receipt of written instructions from Buyer, but in no event later than the earlier to occur of (i) October 1, 2014 and (ii) two Business Days following the last day of the Transition Period, Seller shall provide notice to the Distributors of the termination of their respective Excluded Contracts with respect to the Product (which termination shall be effective in accordance with the terms of the applicable Excluded Contract) and instruct Cardinal Health to follow the written directions of Buyer with respect to the disposition of any remaining Existing Inventory.

(e)          Seller and its Affiliates shall have no Liability to Buyer or any of its Affiliates in connection with its provision of services under this Section 5.10, except to the extent caused by Seller’s fraud or intentional misconduct and except to the extent such Liability constitutes an Excluded Liability pursuant to Section 2.04(a). Notwithstanding anything in this Agreement to the contrary (other than Section 2.05), but subject to this Section 5.10, unfilled purchase orders for Product issued by customers, including pursuant to an Excluded Contract, shall be deemed to be a Purchased Asset hereunder, and all Liabilities arising under such purchase orders shall be Assumed Liabilities hereunder.

Section 5.11. Non-Compete. For a period of three (3) years from Closing Date, neither Seller nor any of its Subsidiaries shall market or sell, or license to any other party the right to market or sell, the Product, or any “AB-rated” generic thereof, in the Territory (a “Competing Business”); provided that, notwithstanding the foregoing, neither Seller nor any of its Subsidiaries shall be restricted from:

(a)          collectively owning less than five percent (5%) of any class of securities of any publicly traded company conducting a Competing Business if such securities are held as a passive investment; or

(b)          acquiring one or more Persons or businesses that include within its business a Competing Business, so long as (1) the Competing Business comprises no more than 25% of the acquired business and (2) Seller or its Subsidiaries, as applicable, completes the sale of the Competing Business within six months of the acquisition; provided, however, that if such sale is subject to regulatory approval, then such six-month period shall be extended until five Business Days after all regulatory approvals have been received, but only to the extent that the parties to such sale are using commercially reasonable efforts to obtain any such approvals.

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Article 6
Tax Matters

Section 6.01. Tax Matters. Except as set forth in the Seller Disclosure Schedule, Seller hereby represents and warrants to Buyer that:

(a)          Seller and its Subsidiaries have timely paid all Taxes required to be paid on or prior to the date hereof, the non-payment of which would result in a Lien on any Purchased Asset; and

(b)          Seller and its Subsidiaries have established, in accordance with GAAP applied on a basis consistent with that of preceding periods, adequate reserves for the payment of, and will timely pay, all Taxes that arise from or with respect to the Purchased Assets and are incurred in or attributable to the Pre-Closing Tax Period, the non-payment of which would result in a Lien on any Purchased Asset.

Section 6.02. Tax Cooperation; Allocation of Taxes. (a) Buyer and Seller agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Purchased Assets (including access to books and records) as is reasonably necessary for the filing of all Tax returns, the making of any election relating to Taxes, the preparation for any audit by any Taxing Authority, and the prosecution or defense of any claim, suit or proceeding relating to any Tax. Buyer and Seller (and their respective Subsidiaries) shall retain all books and records with respect to Taxes pertaining to the Purchased Assets for a period of at least six years following the Closing Date. On or after the end of such period, each party shall provide the other with at least 10 days prior written notice before destroying any such books and records, during which period the party receiving such notice can elect to take possession, at its own expense, of such books and records. Seller and Buyer shall cooperate with each other in the conduct of any audit or other proceeding relating to Taxes involving the Purchased Assets.

(b)          All personal property taxes and similar ad valorem obligations levied with respect to the Purchased Assets for a taxable period that includes (but does not end on) the Closing Date (collectively, the “Apportioned Obligations”) shall be apportioned between Seller, on the one hand, and Buyer, on the other hand, based on the number of days of such taxable period included in the Pre-Closing Tax Period and the number of days in the portion of such taxable period beginning on the day after the Closing Date (any such portion of such taxable period, the “Post-Closing Tax Period”). Seller shall be liable for the proportionate amount of such Taxes that is attributable to the Pre-Closing Tax Period, and Buyer shall be liable for the proportionate amount of such Taxes that is attributable to the Post-Closing Tax Period.

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(c)          All excise, sales, use, value added, registration stamp, recording, documentary, conveyancing, franchise, property, transfer and similar Taxes, levies, charges and fees (collectively, “Transfer Taxes”) incurred in connection with the transactions contemplated by this Agreement shall be shared equally by Buyer and Seller. Buyer and Seller shall cooperate in providing each other with any appropriate resale exemption certifications and other similar documentation.

(d)          Apportioned Obligations and Transfer Taxes shall be timely paid as provided by Applicable Law. The paying party shall be entitled to reimbursement from the non-paying party in accordance with Section 6.02(b) or Section 6.02(c), as applicable. Upon payment of any such Apportioned Obligation or Transfer Tax, the paying party shall present a statement to the non-paying party setting forth the amount of reimbursement to which the paying party is entitled under Section 6.02(b) or Section 6.02(c), as applicable, together with such supporting evidence as is reasonably necessary to calculate the amount to be reimbursed. The non-paying party shall make such reimbursement promptly but in no event later than 10 days after the presentation of such statement.

Section 6.03. FIRPTA Certificate. At or prior to the Closing Date, Seller shall deliver to Buyer a certificate conforming to the requirements of Section 1.1445-2(b)(2) of the United States Treasury regulations in a form reasonably acceptable to Buyer.

Article 7
Survival; Indemnification

Section 7.01. Survival. The representations and warranties of the parties hereto contained in this Agreement shall survive until the first anniversary of the Closing Date; provided that the representations and warranties contained in Sections 3.01, 3.02, 3.08, 3.09(a) and (c), 3.12 and 6.01 (collectively, the “Seller Fundamental Representations”) and the representations and warranties set forth in Sections 4.01, 4.02 and 4.07 (collectively, the “Buyer Fundamental Representations”) shall survive the Closing until the date that is 60 days after the expiration of the applicable statute of limitations or any extension thereof. The other covenants and agreements of the parties hereto contained in this Agreement shall survive the Closing indefinitely or for the shorter period explicitly specified therein, except that for such covenants and agreements that survive for such shorter period, breaches thereof shall survive indefinitely or until the latest date permitted by Applicable Law. Notwithstanding the preceding sentences, any breach of covenant, agreement, representation or warranty in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding sentences if notice of the breach giving rise to such right of indemnity shall have been given to the party against whom such indemnity may be sought prior to such time in accordance with Section 7.03 or 7.04 and Section 8.01.

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Section 7.02. Indemnification. (a) Effective at and after the Closing, subject to the limitations set forth in this Article 7, Seller hereby indemnifies Buyer, its Affiliates, officers, directors, employees and agents (each, a “Buyer Indemnitee”) from and against and agrees to hold each of them harmless from any and all Liabilities, demands, assessments, judgments, levies, losses, fines, penalties, damages (including compensatory damages), costs and expenses, including reasonable attorneys’ accountants’, investigators’ and experts’ fees and expenses (“Damages”) incurred by Buyer (or any Buyer Indemnitiee) to the extent such Damages arise from or are related to any of the following:

(i)          any misrepresentation or breach of any representation or warranty (each such misrepresentation or breach, a “Warranty Breach”), made by Seller in this Agreement or any Transaction Document;

(ii)         any breach, nonperformance or violation of any covenant, agreement or other obligation made or to be performed by Seller or any of its Affiliates pursuant to this Agreement or any other Transaction Document; or

(iii)        any Excluded Liability;

provided that with respect to indemnification by Seller for Warranty Breaches pursuant to Section 7.02(a)(i) (other than, in each case below, Warranty Breaches in respect of a Seller Fundamental Representation), (A) Seller shall not be liable unless the aggregate amount of Damages with respect to such Warranty Breaches exceeds $[***] (the “Deductible”) and [***], and (B) Seller shall not be liable for any Damages arising out of any individual claim unless such Damages exceed $[***], and Damages that are disregarded pursuant to this clause (B) [***] (A), and (C) Seller’s maximum liability for all such Warranty Breaches shall not exceed $[***] (the “Cap”); and provided, further, that Seller’s maximum liability for indemnification under Section 7.02(a)(i) shall not exceed the [***] by Seller.

(b)            Effective at and after the Closing, subject to the limitations set forth in this Article 7, Buyer hereby indemnifies Seller and its Affiliates against and agrees to hold each of them harmless from any and all Damages actually suffered by Seller or any of its Affiliates arising out of:

(i)          any Warranty Breach of any representation or warranty made by Buyer in this Agreement or any Transaction Document;

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(ii)         any breach of a covenant or agreement made or to be performed by Buyer or any of its Affiliates pursuant to this Agreement or any other Transaction Document; or

(iii)        any Assumed Liability; or

(iv)        except to the extent they constitute Excluded Liabilities pursuant to Section 2.04(a), the provision of services by Seller under Section 5.10, except to the extent caused by Seller’s fraud or intentional misconduct;

provided that with respect to indemnification by Buyer for Warranty Breaches pursuant to Section 7.02(b)(i) (other than Warranty Breaches in respect of a Buyer Fundamental Representation), (A) Buyer shall not be liable unless the aggregate amount of Damages with respect to such Warranty Breaches exceeds the Deductible and then only to the extent of such excess, and (B) Buyer shall not be liable for any Damages arising out of any individual claim unless such Damages exceed $[***], and any Damages that are disregarded pursuant to this clause (B) [***] (A).

(c)          For purposes of this Article 7, Warranty Breaches and any resulting Damages shall be determined without regard to any materiality or other similar qualification contained in, or otherwise applicable to, such representation or warranty (except for any such qualifications to the extent it qualifies an affirmative requirement to list specified items on a section of the Seller Disclosure Schedule (if any)).

Section 7.03. Third Party Claim Procedures. (a) Any Person seeking indemnification under Section 7.02 (the “Indemnified Party”) shall give prompt notice in writing to the Person from whom indemnification is to be sought (the “Indemnifying Party”) of the assertion of any claim or the commencement of any suit, action or proceeding by any third party (“Third Party Claim”) in respect of which indemnity may be sought under such Section. Such notice shall set forth in reasonable detail such Third Party Claim and the basis for indemnification (taking into account the information then available to the Indemnified Party). The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have adversely prejudiced the Indemnifying Party. Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, as promptly as reasonably practicable following the Indemnified Party’s receipt thereof, copies of all written notices and documents (including any court papers) received by the Indemnified Party relating to the Third Party Claim and the Indemnified Party shall provide the Indemnifying Party with such other information with respect to any such Third Party Claim reasonably requested by the Indemnifying Party.

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(b)          The Indemnifying Party shall be entitled to participate in the defense of any Third Party Claim and, subject to the limitations set forth in this Section 7.03, shall be entitled to control and appoint lead counsel for such defense, in each case at its own expense. If the Indemnifying Party fails to assume or declines to assume the defense of any such proceeding within thirty (30) days after notice thereof, or fails to prosecute the defense of such claim in good faith and with reasonable diligence, the Indemnified Party may assume the defense thereof for the account and at the risk of the Indemnifying Party (including with respect to reasonable attorney’s fees in connection therewith, but subject to the limitations set forth in this Article 7). To the extent the Indemnifying Party is controlling the defense of a Third Party Claim, the Indemnified Party may participate at his or its own expense in the defense of such Third Party Claim; provided that the reasonable costs and expenses of separate counsel to the Indemnified Party shall be borne by the Indemnifying Party (to the extent such costs and expenses constitute indemnifiable Damages hereunder) if, in the opinion of external counsel to the Indemnified Party, there is a material conflict of interest between the Indemnifying Party and the Indemnified Party with respect to such proceeding. The Indemnifying Party shall pay promptly to the Indemnified Party any Losses to which the Indemnified Party is finally determined to be entitled under this Article 7.

(c)          Notwithstanding anything in this Section 7.03 to the contrary, neither the Indemnifying Party nor the Indemnified Party shall, without the written consent of the other party, settle or compromise any Third Party Claim or permit a default or consent to entry of any judgment. Notwithstanding the foregoing, consent of the Indemnified Party shall not be required for any such settlement if (i) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party (other than, for the avoidance of doubt, the payment of the Deductible, to the extent applicable), (ii) such settlement does not permit any order, injunction or other equitable relief to be entered, directly or indirectly, against the Indemnified Party and (iii) such settlement includes a release of such Indemnified Party from all Liability on claims that are the subject matter of such Third Party Claim. If the Indemnifying Party makes any payment on any Third Party Claim, then the Indemnifying Party shall be subrogated, to the extent of such payment, to all rights and remedies of the Indemnified Party to any insurance benefits or other claims of the Indemnified Party with respect to such Third Party Claim (net of the costs and expenses of the Indemnified Party associated with the collection thereof).

(d)          Each party shall cooperate, and cause its respective Affiliates to cooperate, in the defense or prosecution of any Third Party Claim and shall furnish or cause to be furnished such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith, the reasonable costs of which shall be deemed Damages for purposes hereof.

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Section 7.04. Direct Claim Procedures. In the event an Indemnified Party has a claim for indemnity under Section 7.02 against an Indemnifying Party that does not involve a Third Party Claim, the Indemnified Party agrees to give prompt notice in writing of such claim to the Indemnifying Party. Such notice shall set forth in reasonable detail such claim and the basis for indemnification and the amount of such Damages incurred or that such Indemnified Party reasonably estimates in good faith is likely to be incurred in connection with such claim (taking into account the information then available to the Indemnified Party). The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have actually prejudiced the Indemnifying Party. The Indemnified Party shall reasonably cooperate with and assist the Indemnifying Party in determining the validity of any such claim for indemnity by the Indemnified Party. If the Indemnifying Party disputes its indemnity obligation for any Damages with respect to such claim, the parties shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute shall be resolved by litigation in an appropriate court of jurisdiction determined pursuant to Section 8.06.

Section 7.05. Certain Limitations. (a) The amount of any Damages payable under Section 7.02 by the Indemnifying Party shall be net of any (i) amounts recovered or recoverable by the Indemnified Party under applicable insurance policies, or from any other Person alleged to be responsible therefor and (ii) Tax benefit actually realized by the Indemnified Party arising from the incurrence or payment of any such Damages. If the Indemnified Party receives any amounts under applicable insurance policies, or from any other Person alleged to be responsible for any Damages, then such Indemnified Party shall promptly reimburse the Indemnifying Party for any payment made or expense incurred by such Indemnifying Party in connection with providing such indemnification payment up to the amount received by the Indemnified Party, but net of any expenses incurred by such Indemnified Party in collecting such amount.

(b)          The Indemnifying Party shall not be liable under Section 7.02 for any (i) indirect, consequential, punitive or other speculative forms of Damages, (ii) Damages for lost profits or (iii) Damages that would not exist if not for, or to the extent aggravated by, any act or wrongful omission by the Indemnified Party, except, in the cases of clauses (i) or (ii), to the extent any Indemnified Party is liable for such Damages to any third party based on any final judgment of a court of competent jurisdiction.

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(c)          The Indemnifying Party shall have no obligation to indemnify the Indemnified Party for any Damages arising out of a Warranty Breach to the extent that the recovery of Damages would constitute a duplicative payment of amounts otherwise recovered for Damages arising out of any claim made in respect of an Assumed Liability or Excluded Liability, as the case may be; and the Indemnifying Party shall have no obligation to indemnify the Indemnified Party for any Damages arising out of any such claim arising out of an Assumed Liability or Excluded Liability, as the case may be, to the extent that the recovery of Damages would constitute a duplicative payment of amounts otherwise recovered for Damages arising out of a Warranty Breach.

(d)          Each Indemnified Party shall use commercially reasonable efforts to mitigate any Damage for which such Indemnified Party may seek indemnification under this Agreement. If such Indemnified Party mitigates its Damages after the Indemnifying Party has paid the Indemnified Party under any indemnification provision of this Agreement in respect of that loss, the Indemnified Party shall notify the Indemnifying Party and pay to the Indemnifying Party the extent of the value of the benefit to the Indemnified Party of that mitigation (less the Indemnified Party’s reasonable costs of mitigation (which, for the avoidance of doubt, shall not exceed the value of the benefit to the Indemnified Party)) within ten (10) Business Days after the benefit is received.

(e)          Each Indemnified Party shall use commercially reasonable efforts to collect any amounts available under insurance coverage, or from any other Person alleged to be responsible, for any Damages payable under Section 7.02.

Section 7.06. Assignment of Claims. If the Indemnified Party receives any payment from an Indemnifying Party in respect of any Damages pursuant to Section 7.02 and the Indemnified Party could have recovered all or a part of such Damages from a third party (a “Potential Contributor”) based on the underlying claim asserted against the Indemnifying Party, the Indemnified Party shall assign such of its rights to proceed against the Potential Contributor as are necessary to permit the Indemnifying Party to recover from the Potential Contributor the amount of such payment.

Section 7.07. Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement and the other Transaction Documents were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in the courts specified in Section 8.06, in addition to any other remedy to which they are entitled at law or in equity.

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Section 7.08. Exclusivity. After the Closing, except in the case of fraud and subject to Section 7.07, Section 7.02 will provide the exclusive remedy of Buyer, Seller or any of their respective Affiliates for (i) any misrepresentation, breach of representation or warranty, covenant or other agreement or other claim arising out of this Agreement or any other Transaction Document (and the transactions contemplated hereby and thereby) or (ii) any other matter relating to the Purchased Assets, the Assumed Liabilities, the Product or the Business, whether at law or in equity and regardless of the legal theory under which such claim may be made.

Section 7.09. Purchase Price Adjustment. Any indemnification payment made under Article 7 will be treated as an adjustment to the Purchase Price.

Article 8
Miscellaneous

Section 8.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile or e-mail transmission, so long as a receipt of such e-mail is requested and received) and shall be given, if to Buyer, to:

ANI Pharmaceuticals, Inc.
210 Main Street West
Baudette, MN 56623
Attention: Chief Executive Officer
Facsimile No.: 218-634-3540

with a copy (which shall not constitute notice) to:

Dentons US LLP
1221 Avenue of the Americas
New York, NY 10022
Attention: Paul A. Gajer
Facsimile No.: 212-768-6700
Email: paul.gajer@dentons.com

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if to Seller, to:

Shire ViroPharma Incorporated
300 Shire Way
Lexington MA 02421
Attention: Legal Department
Facsimile No.: 781-482-2918

with a copy (which shall not constitute notice) to:

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, New York 10017
Attention: William J. Chudd
Facsimile No.: 212-701-5800
Email: william.chudd@davispolk.com

or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

Section 8.02. Amendments and Waivers. (a) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.

(b)          No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 8.03. Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

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Section 8.04. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto (and any attempted assignment without such consent shall be void), provided that either party may assign its rights and obligations under this Agreement without the other party’s prior written consent upon written notice to the other party in connection with the transfer or sale of all or substantially all of the assets or business of such party and its Subsidiaries (whether by asset sale, stock sale or merger or consolidation); provided that no assignment or delegation hereunder shall limit or effect the assignor’s obligations hereunder; and provided further that the Buyer may provide its lenders with a security interest in its rights under this Agreement in accordance with the terms of their security and collateral agreements in connection with any credit facility provided by such lenders to the Buyer and that such lenders may foreclose upon such security interest in accordance with the terms of such security and collateral agreements.

Section 8.05. Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of New York, without regard to the conflicts of law rules of such state.

Section 8.06. Jurisdiction. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the United States District Court for the Southern District of New York or any New York State court sitting in New York City, so long as one of such courts shall have subject matter jurisdiction over such suit, action or proceeding, and that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of New York, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 8.01 shall be deemed effective service of process on such party.

Section 8.07. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

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Confidential Materials Omitted and Filed Separately with the Securities and Exchange Commission Pursuant to a Request for Confidential Treatment under Rule 406 under the Securities Act of 1933, as amended. Confidential Portions are marked: [***]

Section 8.08. Counterparts; Effectiveness; Third Party Beneficiaries. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). Except as explicitly set forth herein, no provision of this Agreement is intended to confer any rights, benefits, remedies, or Liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

Section 8.09. Entire Agreement. This Agreement, the Transaction Documents and the Confidentiality Agreement constitute the entire agreement between the parties with respect to the subject matter of this Agreement, and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

Section 8.10. Bulk Sales Laws. Buyer and Seller each hereby waive compliance by Seller with the provisions of the “bulk sales”, “bulk transfer” or similar laws of any jurisdiction.

Section 8.11. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

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Confidential Materials Omitted and Filed Separately with the Securities and Exchange Commission Pursuant to a Request for Confidential Treatment under Rule 406 under the Securities Act of 1933, as amended. Confidential Portions are marked: [***]

Section 8.12. Seller Disclosure Schedule. The parties hereby agree that any matter set forth in any Section of the Seller Disclosure Schedule shall be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (a) the representations and warranties of Seller that are contained in the corresponding Section of this Agreement and (b) any other representations and warranties of Seller that are contained in this Agreement if such matter’s relevance as an exception to (or a disclosure for purposes of) such representations and warranties would be reasonably apparent to the Person to which such disclosure is being made. The parties acknowledge and agree that (i) the Seller Disclosure Schedule may include certain items and information solely for informational purposes for the convenience of Buyer and (ii) the disclosure by Seller of any matter in the Seller Disclosure Schedule shall not be deemed to constitute an acknowledgment by Seller that the matter is required to be disclosed by the terms of this Agreement or that the matter is material.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

ANI PHARMACEUTICALS, INC.

By:	/s/ Charlotte C. Arnold
	Name:	Charlotte C. Arnold
	Title:	Vice President & Chief Financial Officer

SHIRE VIROPHARMA INCORPORATED

By:	/s/ Ellen Rosenberg
	Name:	Ellen Rosenberg
	Title:	Secretary